Exhibit 3.1

ARTICLES OF CONVERSION

CONVERTING

NEW YORK REIT, INC.
(a Maryland corporation)

TO

NEW YORK REIT LIQUIDATING LLC
(a Delaware limited liability company)

THIS IS TO CERTIFY THAT:

FIRST: New York REIT, Inc. (the “Converting Corporation”) is a Maryland corporation formed by the filing of Articles of Incorporation with the State Department of Assessments and Taxation of Maryland on October 6, 2009, and, by virtue of these Articles of Conversion, is converting (the “Conversion”) to New York REIT Liquidating LLC, a Delaware limited liability company (the “Converted LLC”), on the terms and conditions set forth herein.

SECOND: Upon the completion of the Conversion in accordance with the Maryland General Corporation Law and the Delaware Limited Liability Company Act, the Converted LLC shall, for all purposes of the laws of the State of Maryland and the State of Delaware, continue as the same entity as the Converting Corporation, and the Conversion will have the effects set forth herein and in the Maryland General Corporation Law and the Delaware Limited Liability Company Act. Upon completion of the Conversion, each outstanding share of common stock, par value $0.01 per share, of the Converting Corporation shall be converted into one unit of common membership interest in the Converted LLC.

THIRD: The Conversion has been approved in accordance with the provisions of the Maryland General Corporation Law and the provisions of the Delaware Limited Liability Company Act.

FOURTH: The address of the principal office of the Converted LLC in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, in the City of Wilmington, Delaware 19808.

FIFTH: The name and address of resident agent of the Converted LLC in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202.

SIXTH: The Articles of Conversion shall become effective at 5 p.m., Eastern Time, on November 7, 2018 (the “Effective Time”).

SEVENTH: The Conversion may be abandoned prior to the Effective Time by the majority vote of the entire board of directors of the Converting Corporation. Notice of any such abandonment shall be promptly given to the State Department of Assessments and Taxation of Maryland.

EIGHTH: Amy Grucan is authorized by resolution of the board of directors of the Converting Corporation to attest these Articles of Conversion.

NINTH: The undersigned acknowledges these Articles of Conversion to be the act and deed of the Converting Corporation and, further, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts relating to the Converting Corporation are true in all material respects and that this statement is made under the penalties of perjury.

- Signatures Appear on the Following Page -

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Converting Corporation as of the 5th day of November, 2018.

Attest:	NEW YORK REIT, INC.,
a Maryland corporation

/s/ Amy Grucan	By: /s/ John Garilli
Name: Amy Grucan	Name: John Garilli
Title: Authorized Person	Title: Chief Executive Officer, President, Chief Financial Officer, Treasurer, and Secretary